Exhibit 99.1

KULR Technology Group to Participate in Electric Vehicle Webinar

Presented by Maxim Group LLC and M-Vest on October 22nd, 2020

San Diego, CA (October 20, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”) announced today that KULR Technology Group CEO, Michael Mo, has been invited to present at Building the Electric Vehicle Future Webinar, presented by Maxim Group LLC and M-Vest, on Thursday October 22, 2020.

KULR will participate in a panel discussion led by Maxim Group LLC Senior Research Analyst Tate Sullivan, along with other important voices in the electric vehicle industry. Daily developments in the electric vehicle industry suggest many companies may benefit from long-term adoption. EV executives will discuss how their companies can benefit from long-term growth in this industry.

Join our interactive discussion and pose your own questions to KULR’s CEO Michael Mo who is at the forefront of the EV industry!

To access the panel discussion, please RSVP

Webinar Details:

•	Panel Session Title: Building the Electric Vehicle Future
•	Date and Time: Thursday, October 22, 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com

Investor Relations:
KULR Technology Group, Inc.
Main: (888) 367-5559
ir@kulrtechnology.com